STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
AMATUHI HOLDINGS, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

The Certificate of Corporation of this corporation be amended by changing the Section thereof numbered "Section 2(a)" so that, as amended , said Section 2(a) corrects the principal address of the corporation and shall be read as:

Section 2. Incorporator; Principal Address, Registered Office and Agent

(a) Incorporator. The name of the incorporator is: Amatuhi KK, a Japanese entity. The principal address of the corporation is: 10th Floor, Nisseki Yokohama Building 1-1-8 Sakuragicho, Naka Ward, Yokohama, Kanagawa 231-0062. The powers of the incorporator are to form the corporation by filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware, and establish the initial directors of the Corporation be as set forth in Section 7.

That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this day of 30th day of June, 2025.

By: */s/ Tatsuma Yoshida*
Tatsuma Yoshida

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:51 PM 07/09/2025
FILED 12:51 PM 07/09/2025
SR 20253311152 - File Number 10237821